EXHIBIT 23(h)1

ADMINISTRATION AGREEMENT

BETWEEN

RUSSELL FUND SERVICES COMPANY

AND

THE SSgA FUNDS

This Agreement is made as of this 1ST day of January, 2008 between the SSgA Funds, a Massachusetts business trust (the “Investment Company”), and Russell Fund Services Company Inc., a Washington corporation (“Administrator”).

WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”) and intends to offer for public sale distinct series of shares of common stock, each corresponding to a distinct portfolio; and

WHEREAS, the Investment Company desires to retain the Administrator to furnish administrative services to the Investment Company and the Administrator is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Investment Company appoints Administrator as administrator of each Fund of the Investment Company set forth on Schedule A, attached hereto (the “Funds”). In the event that the Investment Company establishes one or more series of shares other than the Funds with respect to which it desires to retain Administrator to furnish administrative services hereunder, it shall so notify Administrator in writing, indicating the fee, if any, to be payable with respect to the additional series of shares. If the Administrator is willing to render such services, it shall so notify the Investment Company in writing, whereupon such series of shares shall become a Fund hereunder. In such event a writing signed by both the Investment Company and the Administrator shall be annexed hereto as a part hereof indicating that such additional series of shares has become a Fund hereunder.

2. Acceptance of Appointment. The Administrator accepts such appointment and agrees to render the services for the compensation described herein. In all matters relating to the performance of this Agreement, the Administrator will act in conformity with the Master Trust Agreement, By-Laws and current Prospectuses and Statements of Additional Information of the Investment Company and with the instructions and directions of the Investment Company’s Board of Trustees (“Board”) and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

3. Duties as Administrator. The Administrator will assist in administering the Investment Company’s and the Fund’s affairs subject to the supervision of the Board and the following understandings. The Administrator will:

(a) Supervise all aspects of the Investment Company’s and the Fund’s operation except as hereinafter set forth provided, however, that nothing contained herein shall be deemed to relieve or deprive the Board or the Investment Company’s investment adviser or principal underwriter for their respective responsibility for and control of the conduct of the Investment Company’s and the Fund’s affairs.

(b) Provide the Investment Company and the Fund with such administrative and clerical services as are deemed reasonably necessary or advisable by the Board including the maintenance of certain of the Investment Company’s and the Fund’s books and records.

(c) Arrange, but not pay for, the periodic updating of the Investment Company’s Prospectus and supplements thereto, proxy material, tax returns, and reports to the Fund’s shareholders and the Securities and Exchange Commission, and appropriate State authorities.

(d) [Reserved].

(e) With respect to the Administrator’s duties pursuant to this Agreement, provide the Investment Company and the Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

(f) [Reserved].

4. Services Not Exclusive. The services furnished by the Administrator hereunder are not to be deemed exclusive and the Administrator shall be free to furnish similar services to others so long as it can provide the services requested by this Agreement.

5. Books and Records.

(a) In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees (i) that all records which it maintains for the Investment Company are the property of the Investment Company and shall surrender promptly to the Investment Company any of such records upon the Investment Company’s written request; and (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

(b) The Administrator agrees to maintain for the Investment Company inspection such reports and records reasonably necessary for the Investment Company to determine the accuracy of any expense base fee charged by the Administrator to the Investment Company.

6. Audit, Inspection and Visitation. The Administrator shall make available during regular business hours all records and other data created and maintained pursuant to the foregoing provision of this Agreement for reasonable audit and inspection by the Investment Company, any person retained by the Investment Company, or any regulatory agency having authority over the Investment Company.

7. Expenses. During the term of this Agreement, the Fund shall bear all expenses that are incurred in its operations not specifically assumed by the Administrator.

Expenses borne by the Fund shall include but not be limited to the following (or the Fund’s proportionate share of the following): (a) brokerage commissions relating to securities purchased or sold by the Fund or any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Fund by the Administrator; (c) expenses of organizing the Investment Company and the Fund; (d) filing fees and expenses relating to the registration and qualification of the Fund’s shares and the Investment Company under federal or state securities laws and maintaining such registrations and qualifications; (e) fees and salaries payable to the Investment Company’s Trustees and officers who are not officers or employees of the Administrator or of any investment adviser or underwriter of the Investment Company; (f) taxes (including any income or franchise taxes) and governmental fees; (g) costs of any liability, uncollectable items of deposit and other insurance or fidelity bonds; (h) any costs, expenses or losses arising out of any liability of claim for damage or other relief asserted against the Investment Company or the Fund for violation of any law; (i) legal, accounting and auditing expenses, including legal fees of special counsel for the independent Trustees; (j) charges of custodians, transfer agents and other agents; (k) costs of preparing share certificates (if any); (l) expenses of setting in type and printing Prospectuses and Statements of Additional Information and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; (m) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Investment Company or the Fund; and (n) fees and other expenses incurred in connection with membership in investment company organizations.

8. Compensation. For the services provided pursuant to this Agreement, effective from the date of this Agreement, the Investment Company will pay the Administrator a fee set forth in Schedule B, attached hereto.

9. Limitation of Liability of the Administrator and Verification of Information. The Administrator shall not be liable for any error of judgment or mistake of law for any loss suffered by any Fund or the Investment Company in connection with the matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

Any person, even though also an officer, partner, employee or agent of the Administrator, who may be or become an officer, trustee, employee or agent of the Investment Company shall be deemed, when rendering services to any Fund or the Investment Company or acting with respect to any business of such Fund or the Investment Company, to be rendering services to or acting solely for the Investment Company and not as an officer, partner, employee or agent or one under the control or direction of the Administrator even though paid by it.

The Administrator shall have no obligation to verify the accuracy of any information provided by State Street Bank and Trust Company or its affiliates to Administrator in order to assist Administrator in complying with the terms of this Agreement.

10. Authorization for Use of Service Providers. Administrator is authorized to and may retain the services of service providers, including State Street Bank and Trust Company and its affiliates, as Administrator may deem desirable to assist it in carrying out its responsibilities herein.

11. Duration and Termination.

(a) This Agreement shall become effective for each Fund on the date the Fund commences publicly offering its shares, provided that, with respect to any Additional Funds, the provisions of Section 1 have been complied with and has been approved by vote of a majority of the Trustees and a majority of those Trustees of the Investment Company who are not parties to this Agreement or interested persons of any such party, and who are not interested persons of the Investment Company and have no direct or indirect financial interest in the operation of the Investment Company’s Distribution Plan (“Plan”) or in any agreements related thereto (all such Trustees collectively being referred to herein as the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such action.

(b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for one year from the above effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by a majority of the Board of Trustees.

(c) Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of such Fund on sixty days’ written notice to the Administrator or by the Administrator at any time, without the payment of any penalty, on sixty days’ written notice to such Fund. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund. This Agreement will automatically terminate in the event of its assignment.

12. Amendment of This Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Fund affected by the amendment.

13. Use of Administrator’s Name. The Investment Company shall not use the name of Administrator in any Prospectus, sales literature or other material relating to the Investment Company in a manner not approved prior thereto by Administrator and in no event shall such approval be unreasonably withheld; provided, however, that Administrator approves all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the Securities and Exchange Commission or a state securities commission.

14. Use of Investment Company’s Name. Administrator shall not use the name of the Investment Company for other than internal use in a manner not approved prior thereto by the Investment Company and in no event shall such approval be unreasonably withheld; provided, however, that the Investment Company approves all uses of its name which merely refer in accurate terms to the appointment of Administrator hereunder, which merely identifies the Investment Company or which are required by the Securities and Exchange Commission or a state securities commission.

15. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

16. Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Washington and any applicable federal law.

17. Limitation of Liability. The Master Trust Agreement dated October 3, 1987, as amended from time to time, establishing the Investment Company, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name The Seven Seas Series Fund means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Investment Company hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees or agents of the Investment Company, personally, but shall bind only the trust property of the Investment Company, as provided in its Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees of the Investment Company and signed by an officer of the Investment Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Investment Company as provided in its Master Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	THE SSgA Funds

By: /s/ Ellen Needham	By:	/s/ James E. Ross
James E. Ross
President and Chief Executive Officer

Attest:	RUSSELL FUND SERVICES COMPANY INC.

By: /s/ Carla L. Anderson	By:	/s/ Gregory J. Stark
Gregory J. Stark
President and Chief Executive Officer

SCHEDULE A — FUNDS

SSgA Aggressive Equity Fund

SSgA Bond Market Fund

SSgA Concentrated Growth Opportunities Fund

SSgA Core Edge Equity Fund

SSgA Core Opportunities Fund

SSgA Directional Core Equity Fund

SSgA Disciplined Equity Fund

SSgA Emerging Markets Fund

SSgA Enhanced Small Cap Fund

SSgA High Yield Bond Fund

SSgA IAM SHARES Fund

SSgA Intermediate Fund

SSgA International Growth Opportunities Fund

SSgA International Stock Selection Fund

SSgA Large Cap Value Fund

SSgA Life Solutions Balanced Fund

SSgA Life Solutions Growth Fund

SSgA Life Solutions Income and Growth Fund

SSgA Money Market Fund

SSgA Prime Money Market Fund

SSgA S&P 500 Index Fund

SSgA Small Cap Fund

SSgA Tax Free Money Market Fund

SSgA Tuckerman Active REIT Fund

SSgA US Government Money Market Fund

SSgA US Treasury Money Market Fund

SSgA Yield Plus Fund

SCHEDULE B — FEES

A. Administrative Services Fee. For all services provided by Administrator pursuant to the Agreement (“Administrative Services”), the Fund agrees to pay Administrator an annual fee (“Administrative Services Fee”) equal to the sum of the products of the average daily net assets for each Portfolio of the Fund multiplied by the following percentages:

Money Market Portfolios

3.15 basis points up to and including $15 billion; 2.9 basis points thereafter

US Equity Portfolios

3.15 basis points up to and including $2 billion; 2.9 basis points thereafter

US Fixed Income Portfolios

3.15 basis points up to and including $1 billion; 2.9 basis points thereafter

International Portfolios

7.0 basis points up to and including $1 billion; 5.0 basis points thereafter

Feeder Portfolios1

3.15 basis points up to and including $1 billion; 1.0 basis points thereafter

For purposes of determining the breakpoints in calculating the fees above, the assets will be aggregated.

Additionally, the Administrator will charge a flat fee of $30,000 per year per Portfolio on all Portfolios (except the Life Solutions Funds) with less than $500 million in assets under management.

The Administrative Services Fee shall be accrued daily at a rate of 1/365th of the annual fee and shall be based upon the average daily net assets of each Portfolio during the calendar month. The Administrative Services Fee shall be payable monthly on the first business day following month end.

B. Reimbursement of Expenses. In addition to paying the Administrative Services Fee, the Fund shall reimburse Administrator on invoice for (i) out-of-pocket expenses, and (ii) start-up costs for each new Portfolio incurred through the first 6 months after the SEC effective date of the new Portfolio (including out-of-pocket and personnel costs).

[1]

The fee applicable to Feeder Portfolios shall apply for so long as all investable assets of the applicable fund are invested in another investment company with substantially the same investment objectives and policies. The fee would revert to the appropriate fee, classified by fund type, should the fund cease operating as a Feeder Portfolio.

AMENDMENT NO. 1

TO

ADMINISTRATION AGREEMENT

BETWEEN

RUSSELL FUND SERVICES COMPANY

AND

SSgA FUNDS

This Amendment No. 1 (the “Amendment”) amends the Administration Agreement (“Agreement”) dated January 1, 2008 by and between Russell Fund Services Company, a Washington corporation (the “Administrator”) and the SSgA Funds, a Massachusetts business trust (the “Funds”). The Funds is an open-end investment management company registered under the Investment Company Act of 1940, as amended. The Administrator acts as administrator for the Funds pursuant to the terms of the Agreement. The Funds and the Administrator now desire to amend the Agreement as provided herein:

1.	Section 3 to the Agreement is hereby amended to delete the text from the colon following the word “will” on the third line of Section 3 through the text “shareholder inquiries.” in subsection (f) of Section 3 is and replace it with “provide services to the Funds as described on Schedule C to this Agreement”.

2.	The Agreement is hereby amended to append the attached Schedule C to the Agreement.

3.	Effective Date. The effective date of this amendment shall be July 14, 2008.

4.	Other Terms. All other terms of the Agreement shall remain in full force and effect.

Dated this 15th day of July, 2008.

SSgA FUNDS		RUSSELL FUND SERVICES COMPANY

By:	/s/ Ellen Needham	By:	/s/ Mark Swanson
	Ellen Needham		Mark E. Swanson
	Vice President		Director – Fund Administration

SCHEDULE C - ADMINISTRATION SERVICES

The Administrator shall provide the following services, subject to the control, supervision, authorization and direction of the Funds’ Board of Trustees (the “Board”) and, in each case where appropriate, the review and comment by the Funds’ auditors and legal counsel and in accordance with procedures which may be established from time to time between the Funds and the Administrator:

General Services

a. Monitor and coordinate the activities of the other service providers of the Funds, including the distributor, adviser, custodian, transfer agent, the Funds’ outside counsel and independent accountants, as well as coordination of the Funds’ compliance efforts and support for the Funds’ chief compliance officer;

b. Upon request, report to the Board regarding the activities of each of the service providers;

c. Assist the Funds in preparing for and handling regulatory examinations, inquiries and investigations, including working closely with counsel to the Funds and counsel to the trustees that are not “interested persons” of the Funds under the 1940 Act (“Independent Trustees”);

d. Provide and maintain office facilities for the Funds (which may be in the offices of the Administrator or an affiliate);

e. Furnish for the Funds a Secretary and one or more Assistant Secretaries as provided by the Funds’ Bylaws, if so appointed by the Board, who shall perform corporate secretarial services as provided in the Bylaws, including assisting in the coordination of Board meetings and the preparation and distribution of materials and reports for meetings of the Board, the Independent Trustees and committees of the Board;

f. Provide suitable personnel to serve as officers of the Funds as provided by the Funds’ Bylaws, if so qualified and appointed by the Board; and

g. Except as otherwise provided in this Schedule C, monitor and generally assist in all aspects of the Funds’ operations and provide mutually agreed reports to the Fund’s Chief Compliance Officer, service providers, provided, however, that nothing contained herein shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the Funds’ affairs.

Without limiting the generality of the foregoing, the Administration Services will also include the following duties:

Fund Administration Treasury Services

h. Monitor and coordinate all aspects of the Funds’ accounting functions, including, without limitation, internal controls over financial reporting, income and expense accruals, accounts receivable and payable, portfolio valuation (including monitoring compliance with Rule 2a-7 as well as reviewing and reporting on asset valuations), securities lending, interfund lending, Rule 12b-1 and certain servicing payments and the Independent Trustees’ deferred compensation plan;

i. Prepare, in cooperation with and subject to review by the Funds’ investment adviser and Fund counsel where applicable, all necessary financial information that will be included in the Funds’ semi-annual and annual shareholder reports, Form N-CSR, Form N-Q and other of the Funds’ regulatory filings and quarterly reports to the Funds’ Board (as mutually agreed upon by the Board, Counsel to the Independent Trustees, the Funds’ Counsel or the Funds investment adviser, as appropriate), including tax footnote disclosures where applicable;

j. Coordinate and, subject to the authority of the Funds’ Audit Committee, direct the audit of the Funds’ financial statements, including (subject to the review and approval of the Fund’s Audit Committee) the negotiation of engagement letters, preparation of supporting workpapers and other schedules, and (2) make such reports and recommendations to the Board or its Audit Committee concerning the performance of the Funds’ independent accountants as the Board or the Audit Committee may reasonably request;

k. Prepare, in cooperation with and subject to review by the Funds’ investment adviser and Fund counsel where applicable, the Funds’ periodic financial reports required to be filed with the SEC on Forms N-SAR and N-CSR and financial information required by Form N-1A and periodic updates thereto, proxy statements and such other reports, forms or filings as set forth in section (y) hereto and as may be mutually agreed upon;

l. Prepare for review by an officer of the Funds, the Funds’ annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, review calculations, submit for approval by officers of the Funds and arrange for payment of the Funds’ expenses, review calculations of fees paid to the Funds’ investment adviser, custodian, fund accountant, distributor, and transfer agent, and obtain authorization of accrual changes and expense payments;

m. Provide periodic post trade testing of the Funds with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for each Fund contained in the Registration Statement for the Funds, including quarterly compliance reporting to the Funds’ officers as well as preparation of Board compliance materials;

n. Provide total return performance data for each Fund, including such information on an after-tax basis, calculated in accordance with all applicable securities laws and regulatory requirement, and as may be reasonably requested by the Funds’ management;

o. Prepare and disseminate information related to reviews of the Funds’ service providers, vendor surveys and other related information as reasonably requested;

p. Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment to the SEC by the Funds;

q. Periodically review the Funds’ internal controls over financial reporting, conduct periodic meetings of the Funds’ Disclosure Controls and Procedures Committee, including the representation of the Administrator in such meetings, and otherwise administer the Funds’ Disclosure Controls and Procedures as well as the Charter of the Disclosure Controls and Procedures Committee;

r. Maintain certain books and records of the Funds as required under Rule 31a-1(b) of the 1940 Act and as may be mutually agreed upon;

s. Consult with the Funds’ officers, fund accountant, independent accountants and, when necessary or appropriate, the Funds counsel, custodian, advisor and transfer agent in establishing the accounting policies of the Funds;

t. Oversee the determination and publication of the Funds’ net asset value in accordance with the Funds’ policy as adopted from time to time by the Board;

u. Provide, or through the Funds other service providers coordinate the provision of, accounting, tax and related technical support to the Funds’, including the review and presentation to the Board for approval of securities valuation methods and sources (including the facilitation of required meetings of the Fund’s Special Oversight, Oversight and Valuation Committee meetings) and reporting on the services provided by the Funds’ Custodian’s portfolio accounting group;

Fund Administration Legal Services

v. Prepare and distribute the agenda and background materials for all Board meetings and the meetings of the Board’s committees, attend and make presentations at Board and Board committee meetings where appropriate or requested, prepare minutes for all Board and Board committee meetings; facilitate communications with, and the activities of, the Funds’ Independent Trustees and their Counsel; facilitate meetings of the Funds’ independent chairman, monitor and coordinate the follow-up on matters raised at any Board, Board committee and chairman’s meetings; and attend shareholder meetings and prepare minutes of all such meetings;

w. Refer to the Funds’ officers or transfer agent, and, as appropriate the Board, any shareholder inquiries relating to the Funds to the extent that the Administrator is the first party to become aware of such inquiries.

x. Compile and maintain the Funds’ Trustees’ and Officers’ Questionnaires;

y. In cooperation with the Funds’ Chief Compliance Officer and investment adviser, prepare and file with the SEC: Form N-CSR; Form N-Q; Form N-PX; and Form N-1A, including all necessary amendments, updates and sticker supplements of the prospectus and statement of additional information for each Fund as well as certain of the Funds’ other communications with the SEC regarding the Funds’ regulatory filings;

z. In cooperation with and subject to review by the Funds’ investment adviser, prepare any necessary proxy statements, file such statements with the SEC and provide consultation on proxy solicitation matters;

aa. Assist the Funds in all other required filings of the Funds made with the SEC (such as exemptive applications and no-action letter requests) or any other regulatory entities, including state corporation reports and private letter ruling requests with the IRS;

bb. Maintain general Board calendars and regulatory filings calendars;

cc. Act as liaison to counsel to the Funds and counsel to the Independent Trustees;

dd. In cooperation with and subject to review by the Funds’ Chief Compliance Officer and investment adviser, assist in developing and periodically reviewing the Funds’ 1940 Act Rule 38a-1 Compliance Policies and Procedures Manual;

ee. Maintain continuing awareness of significant emerging regulatory and legislative developments that may affect the Funds , update the Board, Fund officers and the investment adviser or sub-adviser on those developments and provide related planning assistance where requested or appropriate;

ff. Coordinate the Funds’ insurance coverage, including facilitating the solicitation of bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

gg. Coordinate the quarterly and annual compliance reporting of the Administrator for review by the Funds’ Chief Compliance Officer;

hh. Participate and assist in the preparation and filing of responses to inspections or examinations, where applicable, by the SEC and other regulatory authorities;

ii. Coordinate the printing of the prospectus and shareholder financial reports;

jj. Coordinate and oversee the vendors providing state securities (“blue sky”) registration and maintenance;

Fund Administration Tax Services

kk. Compute tax basis provisions for both excise and income tax purposes;

ll. Prepare initial federal, state and local income tax returns for the Funds and direct, assist and coordinate the review of the Funds’ federal, state, and local income tax returns and any required extension requests by the Funds’ independent accountants, as paid tax preparers, and execution and filing by the Funds’ treasurer, including Form 1120-RIC, Form 8613 and Forms 1099;

mm. Coordinate Form 1099 mailings; and

nn. Review and approve periodic income distribution calculations, including estimates, and annual minimum distribution calculations (income and capital gain) prior to their declaration.

The Administrator shall perform such other services for the Funds for which the Funds will pay such fees, including the Administrator’s reasonable out-of-pocket expenses as may be mutually agreed upon by the Board and Administrator from time to time. The provision of such services shall be subject to the terms and conditions of this Agreement.

AMENDMENT NO. 2

TO

ADMINISTRATION AGREEMENT

BETWEEN

RUSSELL FUND SERVICES COMPANY

AND

SSgA FUNDS

This Amendment No. 2 is made as of April 21, 2011 (the “Amendment”) to the Administration Agreement dated as of the January 1, 2008 (as amended and in effect from time to time, the “Agreement”) by and between Russell Fund Services Company (the “Administrator”) and SSgA Funds (the “Investment Company”). Capitalized terms used in this Amendment without definition shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Company and the Administrator desire to revise the language establishing the Administrator’s standard of care under the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in the Agreement and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the Investment Company and the Administrator hereby agree to amend the Agreement as follows:

PART I.	AMENDMENTS TO AGREEMENT

1.	The first paragraph of Section 9 to the Agreement is hereby deleted in its entirety and replaced with the following text to read as follows:

“9. Limitation of Liability of the Administrator and Verification of Information. The Administrator shall not be liable for any error of judgment or mistake of law for any loss suffered by any Fund or the Investment Company in connection with the matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Under no circumstances shall the Administrator be liable to any Fund or the Investment Company for consequential, indirect or punitive damages arising under or in connection with this Agreement.”

The remainder of Section 9 remains unchanged.

PART II.	MISCELLANEOUS

1.	All other terms and conditions of the Agreement remain in full force and effect except as they may be modified hereby.

2.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

SSgA Funds

By:	/s/ Sandra G. Richardson
Name:	Sandra G. Richardson
Title:	Secretary and Chief Legal Officer

Russell Fund Services Company

By:	/s/ Mark E. Swanson
Name:	Mark E. Swanson
Title:	Director, Head of Fund Operations

SSgA Funds 1301 Second Avenue, 18th Floor Seattle, Washington 98101 Tel: 206.505.7877 Fax: 206.505.1559

May 15, 2012

Mr. Mark Swanson

Director – Fund Administration

Russell Fund Services Company

1301 2nd Avenue, 18th Floor

Seattle, WA 98101

Dear Mark:

RE:	Notice of Liquidation

The SSgA Funds advise you that the following series of the SSgA Funds have been liquidated effective as of May 15, 2012:

Fund	SSB Fund Number	BFDS Fund Number	SEC Effective Date	Inception Date	Employer I.D. Number	CUSIP#	NASDAQ Code (Group SSgA)
SSgA Funds
Disciplined Equity Fund (was Matrix Equity – name change effective 06/01)	2D04	336	03/30/92	05/04/92	91-1556288	784924607	SSMTX
Tax Free Money Market	2D17	843	09/22/94	12/01/94	91-1652731	784924730	STAXX
Directional Core Equity	2D29	1383	02/20/05	05/11/05	86-1121853	784924466	SDCQX
LifeSolutions
Balanced	2DLB	676	06/02/97	07/01/97	91-1813002	784924714	SSLBX
Class R		1377	07/31/03	05/14/04		784924532	SLBRX
Growth	2DLG	677	06/02/97	07/01/97	91-1813004	784924698	SSLGX
Class R		1378	07/31/03	05/14/04		784924524	SLRRX
Income & Growth	2DLI	673	06/02/97	07/01/97	91-1813003	784924722	SSLIX
Class R		1376	07/31/03	05/14/04		784924516	SLIRX

Sincerely,

SSgA FUNDS

By:	/s/ Carla L. Anderson
Carla L. Anderson
Assistant Secretary

Cc: Ross E. Erickson

SCHEDULE A – FUNDS

Administration Agreement

(May 15, 2012)

SSgA Money Market Fund

SSgA US Government Money Market Fund

SSgA US Treasury Money Market Fund

SSgA Prime Money Market Fund

SSgA Bond Market Fund

SSgA Intermediate Fund

SSgA High Yield Bond Fund

SSgA Dynamic Small Cap Fund

SSgA IAM SHARES Fund

SSgA Tuckerman Active REIT Fund

SSgA S&P 500 Index Fund

SSgA Emerging Markets Fund

SSgA International Stock Selection Fund